Exhibit 99.2

Aterian Announces Pricing of $20 Million Registered Direct Offering

Strengthens Balance Sheet and Provides Additional Growth Capital

NEW YORK, September 30, 2022 – Aterian, Inc. (Nasdaq: ATER) (“Aterian” or the “Company”) today announced the pricing of a registered direct offering of 10,526,368 shares of its common stock (or, in lieu of shares of common stock, pre-funded warrants to purchase common stock (the “pre-funded warrants”)) and accompanying warrants to purchase 10,526,368 shares of its common stock. Each share of common stock and accompanying warrant will be sold at a combined offering price of $1.90 (minus $0.0001 for pre-funded warrants). The pre-funded warrants will have an exercise price of $0.0001 per share of common stock. The accompanying warrants are exercisable six months from closing for a period of 5 years at an exercise price of $2.00 per share.

The offering is being led by existing shareholder Armistice Capital Master Fund Ltd.

In addition, the Company’s Co-Founder and Chief Executive Officer, Yaniv Sarig; Chief Financial Officer, Arturo Rodriguez; Chief Legal Officer and Global Head of M&A, Joe Risico; and Chief Technology Officer, Roi Zahut; are purchasing an aggregate of 116,666 shares of the Company’s common stock and accompanying warrants to purchase 116,666 shares of its common stock. Each share of common stock and accompanying warrant purchased by insiders will be sold at a combined offering price of $2.10.

The gross proceeds to the Company from this offering are expected to be approximately $20.2 million before deducting offering expenses payable by the Company.

Aterian intends to use the net proceeds from the offering for working capital purposes, the conduct of its business and other general corporate purposes, which may include acquisitions, investments in or licenses of complementary products, technologies or businesses. The offering is expected to close on or about October 4, 2022, subject to the satisfaction of customary closing conditions.

Craig-Hallum Capital Group LLC is acting as exclusive placement agent for the registered direct offering.

The offering of the securities described above will be made pursuant to a shelf registration statement on Form S-3 (File No. 333-239614) previously filed with the Securities and Exchange Commission (the “SEC”) on July 1, 2020 and declared effective by the SEC on July 8, 2020. The offering of the securities will be made by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A final prospectus supplement and the accompanying prospectus relating to and describing the terms of the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov or by contacting Craig-Hallum Capital Group LLC, 222 South Ninth Street, Suite 350, Minneapolis, MN 55402, Attn: Equity Capital Markets, by telephone at (612) 334-6300 or by e-mail at prospectus@chlm.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

About Aterian, Inc.

Aterian, Inc. (Nasdaq: ATER) is a leading technology-enabled consumer product platform that builds, acquires, and partners with best-in-class e-commerce brands by harnessing proprietary software and an agile supply chain to create top selling consumer products. The Company’s cloud-based platform, Artificial Intelligence Marketplace Ecommerce Engine (AIMEE™), leverages machine learning, natural language processing and data analytics to streamline the management of products at scale across the world’s largest online marketplaces with a focus on Amazon, Shopify and Walmart. Aterian has thousands of SKUs across 14 owned and operated brands and sells products in multiple categories, including home and kitchen appliances, health and wellness, beauty and consumer electronics.

Forward-Looking Statements

All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements including, in particular, the statements regarding the registered direct offering and expected gross proceeds, the expected uses of the proceeds from the registered direct offering and the expected closing date of the registered direct offering. These forward-looking statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties and other factors, all of which are difficult to predict and many of which are beyond our control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include, but are not limited to, those related to risks in completing proposed M&A transactions and realizing the anticipated benefits of such transactions; the global shipping disruptions, our ability to continue as a going concern, our ability to meet financial covenants with our lenders, our ability to create operating leverage and efficiency when integrating companies that we acquire or have acquired, including through the use of our team’s expertise, the economies of scale of our supply chain and automation driven by our platform; those related to our ability to grow internationally and through the launch of products under our brands and the acquisition of additional brands; those related to the impact of COVID-19 and the war in the Ukraine, including its impact on consumer demand, our cash flows, financial condition and revenue growth rate; our supply chain including sourcing, manufacturing, warehousing and fulfillment; our ability to manage expenses, working capital and capital expenditures efficiently; our business model and our technology platform; the impact of intangible assets, such as goodwill, and other impairments; disruptions to the Company’s information technology systems, including but not limited to potential or actual security breaches of systems protecting consumer and employee information or other types of cybercrimes or cybersecurity attacks; our ability to disrupt the consumer products industry; our ability to maintain and grow market share in existing and new product categories; our ability to generate profitability and stockholder value; international tariffs and trade measures; inventory management, product liability claims, recalls or other safety and regulatory concerns; reliance on third party online marketplaces; seasonal and quarterly variations in our revenue and expenses; acquisitions of other companies and technologies and our ability to successfully integrate such companies and technologies with our business, our ability to continue to access debt and equity capital (including on terms advantageous to the Company) and the extent of our leverage and other factors discussed in the “Risk Factors” section of our most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), all of which you may obtain for free on the SEC’s website at www.sec.gov.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Investor Contact:

Ilya Grozovsky

Vice President of Investor Relations & Corp. Development

Aterian, Inc.

ilya@aterian.io

917-905-1699